                                                                     EXHIBIT 11

                        NOVAMETRIX MEDICAL SYSTEMS INC.

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS



                                                         QUARTER                  NINE MONTHS
                                                          ENDED                      ENDED
                                                  01-29-95     01-30-94      01-29-95     01-30-94
                                                 -----------------------    -----------------------
PRIMARY EARNINGS PER SHARE:
  Weighted average number of shares of
    Common Stock outstanding                      5,773,467    4,513,950     5,523,322    4,492,011

  Net effect of dilutive common stock
    equivalents (1)                               1,962,226    2,160,407     2,093,475    2,106,917

  Total weighted average number of shares
    of Common Stock and dilutive common          ----------   ----------    ----------   ----------
    stock equivalents outstanding                 7,635,693    6,674,357     7,616,797    6,598,928
                                                 ==========   ==========    ==========   ==========

FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of shares of
    Common Stock outstanding                      5,773,467    4,513,950     5,523,322    4,492,011

  Net effect of dilutive common stock
   equivalents (1)                                1,962,226    2,262,573     2,093,475    2,276,477

  Total weighted average number of shares
    of Common Stock and dilutive common          ----------   ----------    ----------   ----------
    stock equivalents outstanding                 7,635,693    6,776,523     7,616,797    6,768,488
                                                 ==========   ==========    ==========   ==========

Net income                                       $  349,100   $  124,908    $  939,438   $  494,545

Per common share amounts:

  Primary                                        $      .05   $      .02    $      .12   $      .07

  Fully Diluted                                  $      .05   $      .02    $      .12   $      .07



(1) Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's Employee Stock Purchase Plan. The computation of dilutive common stock equivalents is based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or period-end market price for the fully diluted earnings per share computations.





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